3711 Long Beach Blvd, Suite 809
Long Beach, Ca 90807
(562) 427-3887
(562) 492-6927-Fax
E-Mail: andrews380@aol.com

Andrew M. Smith CPA

March 24, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

I have read Item 4.01 of form 8-K dated March 27, 2006 of along Mobile Technologies, Inc. and are in agreement with statements contained in Item 4.01 therein.

Very truly yours,

Andrew M. Smith CPA